Exhibit 23.1

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2011, relating to the consolidated financial statements of Brookfield Residential Properties Inc. and subsidiary (the “Company”) as at December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, appearing in the prospectus of Brookfield Properties Corporation and the Company dated May 3, 2011.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

May 10, 2011